CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         GO ONLINE NETWORKS CORPORATION
                            (A DELAWARE CORPORATION)

     Go Online Networks Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That pursuant to Unanimous Written Consent of the Directors of Go Online Networks Corporation in Lieu of a Meeting of the Board of Directors, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling for the written consent in lieu of meeting of the Shareholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing the FIFTH Article thereof so that, as amended said Article shall be read as follows:

"4. The amount of the total authorized capital stock the corporation shall have the authority to issue is Two Hundred Million (200,000,000) shares of Common Stock, par value $0.001, and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the Delaware Corporation Law. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The capital stock of the Corporation, after the amount of the subscription price has been paid in money, property, or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

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No  stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors, in its discretion from time to time may grant, and at such price as the board of directors in its discretion may fix; or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares or any class, either in whole or in part, to the existing stockholders of any class.

No shareholder shall have the right to cumulative voting at election of directors."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said Go Online Networks Corporation has caused this certificate to be signed and attested to by Joseph M. Naughton and James Cannon, its Chief Executive Officer and Secretary, respectively, this 8th day of December, 2000.

Go  Online  Networks  Corporation,
a  Delaware  corporation


By:     /s/ Joseph M. Naughton
     Joseph  M.  Naughton,
Chief  Executive  Officer

ATTESTED:


By:     /s/ James Cannon
     James  Cannon,  Secretary